EXHIBIT 10.50


                                  AMENDMENTS TO
                              MORGAN PRODUCTS LTD.
                           INCENTIVE STOCK OPTION PLAN


         1.       Section 5 "Eligibility" is amended to read as follows:

                  "Options may be granted to any Employee who is selected in accordance with the provision of this Plan by the Committee; provided, however, that no Option (other than one intended to induce an individual to become the Chief Executive Officer of the Company) may be granted to an Employee if the sum of the number of shares of Common Stock subject to the Option plus the number of shares owned, directly or indirectly, within the meaning of Section 318(a) of the code, by the Employee as of the date the Option is granted (excluding shares covered by an option intended to induce an individual to become the Chief Executive Officer of the Company) exceeds three percent (3%) of the issued and outstanding Common Stock as of said date."